EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS
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                                                 Three Months Ended     Twelve Months Ended
                                             May 4      April 29        May 4      April 29
                                              1996        1995          1996         1995

Average shares outstanding                113,219,578 113,045,656    113,090,100  113,012,890
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                      574,431           0        240,830       12,163

Total                                     113,794,009 113,045,656    113,330,930  113,025,053




Net Income                                $56,401,000 $48,379,000   $175,205,000 $251,863,000
Less preferred dividends                       (5,500)     (5,500)       (22,000)     (22,000)

Net income available to common shares     $56,395,500 $48,373,500   $175,183,000 $251,841,000


Per share                                       $0.50       $0.43          $1.55        $2.23


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